PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made this 6th day of November, 2009 (the “Effective Date”), by and between Stanford Venture Capital Holdings, Inc., a Delaware corporation (“Seller”), and certain insiders of Senesco Technologies, Inc., a Delaware corporation (the “Company”), signatory hereto (each, a “Buyer” and, collectively, the “Buyers”) (Seller and Buyers being sometimes hereinafter referred to, collectively, as the “Parties,” and each, individually, as a “Party”).

WITNESSETH:

WHEREAS, Seller owns certain of the Company’s debt and equity securities (“Securities”), which are set forth on Schedule 1 hereto which were issued pursuant to that certain Securities Purchase Agreement dated August 29, 2007 by and between the Company and the Seller (the “August SPA”);

WHEREAS, the Court (as defined below) entered an order on February 17, 2009, appointing Ralph S. Janvey as Receiver (the “Receiver”) for the assets of Stanford International Bank, Ltd., Stanford Group Company, Stanford Capital Management, LLC, R. Allen Stanford, James M. Davis and Laura Pendergest-Holt and the entities they own or control, including Seller; and

WHEREAS, Seller desires to sell and convey to Buyers, and Buyers desire to accept and purchase from Seller, for the Purchase Price (as defined below), all of Seller’s right, title and interest in the Securities upon the terms and conditions hereinafter set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, Seller and each Buyer hereby agrees as follows:

1.	DEFINED TERMS: Capitalized terms and expressions used in this Agreement shall have the meanings set forth in the Recitals above or as follows:

A.
Affiliates:  means with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.  For purposes of this definition, “control” (including the correlative terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of a voting equity interest, by contract or otherwise.

B.	Assignment of Ownership Interest: means an instrument assigning the Securities from Seller to Buyers in the form attached hereto as Exhibit A.

C.	Closing: means the closing of the transactions set forth in this Agreement, including the performance by Seller and Buyers of their respective obligations set forth herein.

D.	Closing Date: means the date five (5) business days following approval of this Agreement by the Court as herein provided.

E.	Court: means the United States District Court for the Northern District of Texas, Dallas Division, which is the court with exclusive jurisdiction in Case No. 3-09CV0298-L (the “Case Number”).

F.
Person: means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

G.	Purchase Price: means Eight Hundred and Ninety Thousand and No/100 Dollars ($890,000.00) in immediately available funds.

2.	SALE AND CONVEYANCE OF SECURITIES:

A.
Subject to the terms and conditions of this Agreement, and for the Purchase Price contemplated herein, Seller hereby agrees to sell and convey the Securities to Buyers, and Buyers hereby agree to purchase and accept the Securities from Seller (which, for purposes of clarity, includes all debt and equity securities of the Company which were acquired by the Seller pursuant to the August SPA and any interest accrued thereon which is now payable or to be paid).  Each of the Buyers hereto agrees to purchase their pro rata portion as set forth on Schedule 2 attached hereto, except for Christopher Forbes who agrees to be jointly and severally liable for the Purchase Price.

B.
In addition to the Securities, each Party hereby agrees to deliver at or prior to Closing all documents required by this Agreement and perform any other acts as may be reasonably required by the other party to successfully effect the transactions contemplated in this Agreement.

3.
BUYERS’ CONDITIONS TO CLOSING:  In addition to all other conditions set forth herein, the obligation of Buyers to consummate the transactions contemplated hereunder is subject to the following conditions (each, a “Buyers’ Closing Condition”), all of which may be waived by Buyers in their sole discretion.  In the event any Buyers’ Closing Condition remains unfulfilled at Closing, Buyers may terminate this Agreement or waive such condition and proceed with Closing as provided for in this Agreement:

A.	The representations and warranties of Seller set forth herein are true and correct as of the date hereof and as of the Closing Date.

B.
Seller shall have delivered to Buyer approval by the Court of this Agreement, and authorization of Seller by the Court to convey the Securities to Buyers in accordance with the terms hereof and that, upon transfer to the Buyers, the Buyers will receive valid title to the Securities, free and clear of all liens.  In connection therewith, Seller hereby covenants and agrees that as soon as reasonably possible after the execution of this Agreement by each Buyer (and in no event more than five (5) business days thereafter), Seller shall apply to the Court for approval of the transaction contemplated hereby and use all reasonable efforts to obtain such approval as soon as reasonably possible.

C.	Seller shall have delivered all third party approvals, consents and/or waivers as may be required under the contracts of Seller.

D.	Seller shall have delivered the Assignment of Ownership Interest, fully executed by Seller.

4.
SELLER’S CONDITIONS TO CLOSING:  In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder is subject to the following conditions (each, a “Seller Closing Condition”), all of which may be waived by Seller in its sole discretion.  In the event any Seller Closing Condition remains unfulfilled at Closing, Seller may terminate this Agreement or waive such condition and proceed with Closing as provided for in this Agreement:

A.	The representations and warranties of each Buyer set forth herein are true and correct as of the date hereof and as of the Closing Date.

B.
Buyers shall have delivered to Seller evidence reasonably satisfactory to Seller of all consents and authorizations necessary to authorize each Buyer to consummate the transactions contemplated by this Agreement.

C.	Seller shall have received approval by the Court of this Agreement and authorization of Seller by the Court to convey the Securities to Buyers in accordance with the terms hereof.

D.	Buyers shall have delivered the Assignment of Ownership Interest, fully executed by each Buyer.

5.	CLOSING:

A.	The Closing shall be on or before the Closing Date, and shall occur in the offices of Baker Botts L.L.P., 910 Louisiana St., Houston, Texas 77002, unless otherwise agreed to by the Parties.

B.	At Closing, Buyers and Seller shall perform the obligations set forth in, respectively, subparagraphs (i) and (ii) below, the performance of which obligations shall be concurrent conditions:

(i)	Buyers shall deliver, or cause to be delivered, to Seller:

(a)	the Assignment of Ownership Interest, fully executed by each Buyer;

(b)	the Purchase Price in the form of immediately available funds by wire transfer to an account or accounts specified by Receiver; and

(c)	any other documents reasonably requested by Seller to evidence each Buyer’s authority to enter into and comply with all of the terms and conditions contained in this Agreement.

(ii)	Seller shall deliver, or cause to be delivered, to Buyers:

(a)	the Assignment of Ownership Interest, fully executed by Seller; and

(b)	any other documents reasonably requested by Buyers to evidence Seller’s authority to enter into and comply with all of the terms and conditions contained in this Agreement.

C.
Each Party shall bear its own expenses with respect to the performance of its obligations under this Agreement and providing all of the documents required under this Agreement in connection with Closing.

D.
In the event the Parties hereto are unable to obtain the approval of the Court or are otherwise unable to legally consummate the transactions contemplated under this Agreement by January 15, 2010, (the “Termination Date”) then the obligations of the Parties to each other pursuant to this Agreement shall terminate, unless such time period is extended by mutual agreement of the parties.

6.	SELLER’S REPRESENTATIONS: Seller makes the following representations and warranties, which shall be true as of the Effective Date and at Closing and which shall survive Closing:

A.
Authorization of Agreement and Enforceability:  Seller has the authority to enter into this Agreement and, subject to Court approval, this Agreement is a valid and legally binding obligation of Seller enforceable against it in accordance with its terms and, subject to Court approval, each document and instrument of transfer contemplated by this Agreement, when executed and delivered by Seller in accordance with the provisions hereof, shall be valid and legally binding upon Seller in accordance with its terms.

B.
Ownership of the Securities:  Seller is the sole and exclusive registered and beneficial owner of the Securities and, to the Receiver’s knowledge, Seller has good, valid and marketable title thereto, free and clear of any liens, charges, pledges or other encumbrances.  Upon delivery of the Purchase Price, as provided for in this Agreement, Buyers will receive, subject to Section 6(d), good, valid and marketable title to the Securities, free and clear of any liens, charges, pledges or other encumbrances.  The Securities constitute all of Seller’s interests in the Company and, on the Closing Date, Seller shall cease to have any interest in the Company, whether direct or indirect, actual or contingent.

C.
No Conflicts; Consents and Approvals:  Seller, to the Receiver’s knowledge, has not granted to any Person any current rights in the Securities that will survive the Closing or any rights to acquire all or any part of the Securities that remain in effect, and, to the Receiver’s knowledge, there is no outstanding agreement by Seller to sell all or any part of the Securities to any other Person. To the Receiver’s knowledge, no consent, approval, waiver, authorization or other order of or filing with any person is required on the part of Seller in connection with Seller’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for consent from the Court, which will be delivered to Buyers prior to Closing.

D.
Litigation:  Seller has no knowledge of and has not received any written notice of any pending or threatened litigation, proceeding or investigation by any Person against it with respect to or against the Securities, or with respect to or against the Company, except for those matters within the jurisdiction of the Court and consolidated under the Case Number.

E.
Access to Information:  Seller has had access to all reports required to be filed by the Company (the “SEC Reports”) under the 1934 Act as well as other material information concerning the Company which is known to the Buyers.  The Seller represents that it has had the opportunity to ask questions of, and receive answers from, the Company and the Buyers regarding the foregoing documents and information.

7.
BUYERS’ REPRESENTATIONS:  Each Buyer makes the following representations and warranties.  Such representations and warranties shall be true as of the Effective Date and at Closing and which shall survive Closing:

A.	Organization; Authority: Each Buyer has the legal authority to enter into and to consummate the transactions contemplated by this Agreement.

B.
Authorization of Agreement:  The execution, delivery and performance of this Agreement have been duly and validly authorized within each Buyer’s organization.  This Agreement is a valid and legally binding obligation of each Buyer enforceable against it in accordance with its terms and each document and instrument of transfer contemplated by this Agreement, when executed and delivered by each Buyer in accordance with the provisions hereof, shall be valid and legally binding upon such Buyer in accordance with its terms.

C.
Purchase for Investment: Each Buyer is acquiring the Securities for its own account, for investment purposes and not with a view to any distribution or resale thereof, except in compliance with the Securities Act of 1933, as amended, and applicable state securities laws.

8.
REMEDIES:  In the event of a default by any Buyer hereunder, which default remains uncured for a period of ten (10) business days after written notice thereof is received by such Buyer, Seller shall be entitled to all remedies available to Seller at law or in equity, including without limitation, the right to maintain an action for monetary damages or for specific performance of the terms of this Agreement.  In the event of a default by Seller hereunder, which default remains uncured for a period of ten (10) business days after written notice thereof is received by Seller, Buyers shall be entitled to all remedies available to Buyers at law or in equity, including without limitation, the right to maintain an action for monetary damages or for specific performance of the terms of this Agreement.

9.
ASSIGNMENT:  Each Buyer shall have the right to assign its rights and obligations under this Agreement to an entity in which such Buyer or its Affiliates have an ongoing controlling interest.  Seller shall not assign any interest in this Agreement to any other party without the prior written consent of each Buyer.

10.
BROKERS:  Except as set forth on Schedule 3, each Party represents to the other Party that (i) there are no finders’ fees or brokers’ fees that have been or will be incurred in connection with this Agreement or the transfer of the Securities, and (ii) such Party has not authorized any broker or finder to act on such Party’s behalf in connection with the sale and purchase hereunder.  Each Party hereto agrees to indemnify, defend, and hold harmless the other Party from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by such Party with any broker or finder in connection with this Agreement or the transaction contemplated hereby.  This obligation shall survive the Closing or earlier termination of this Agreement.

11.
FURTHER ASSURANCES:  Each Party shall from time to time, before and after Closing, at the other Party’s request, execute and deliver such further instruments of conveyance, assignment and transfer and shall take such further action as either Party may reasonably require for the conveyance and transfer of the Securities and to consummate the transactions contemplated by this Agreement.

12.
NOTICES:  All notices and other communications from one Party to the other pertaining to this Agreement shall be given in written form and shall be served either (i) by personal delivery, or (ii) by depositing the same with the United States Postal Service addressed to the Party to be notified, postage prepaid and in registered or certified form, with return receipt requested, or (iii) by deposit with FedEx or other recognized courier for overnight delivery, or (iv) by email or facsimile, and in any event addressed as set forth below.  Notice given as aforesaid shall be deemed delivered on the date actually received at the address to which such notice was sent, or if delivery is refused or not accepted, such notice shall be deemed delivered on the date of such refusal or failure to accept delivery.  For purposes of notice, the addresses of the Parties shall be as follows:

If to Seller or the Receiver:

Ralph S. Janvey
Receiver for the Stanford Financial Group
2100 Ross Avenue, Suite 2600
Dallas, TX 75201
Email: info@stanfordfinancialreceivership.com
Phone: 214-397-1912
Fax: 214-220-0230

With copy to:

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, TX 75201
Attn: Craig N. Adams
Email:  Craig.Adams@BakerBotts.com
Phone:  214-953-6819
Fax:  214-661-4819

If to Buyers:

Senesco Technologies, Inc.
303 George Street, Suite 420
New Brunswick, NJ 08901
Attn:  Board of Directors
Phone:  732-296-8400
Fax:  732-296-9292

With copy to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attn:  Emilio Ragosa, Esq.
Email: eragosa@morganlewis.com
Phone:  (609) 919-6633
Fax:  (609) 919-6701

Either Party may change its address to another location in the continental United States upon five (5) days’ prior written notice thereof to the other party; provided, however, a notice of change of address shall not become effective unless actual receipt thereof by the Party to be notified.

13.
PUBLICITY: Neither Party shall make any public statement, press release or other announcement concerning the matters covered by this Agreement without the approval of the other Party hereto and the Court, as deemed necessary by Seller; provided that Buyers may make such press releases or other public statements it believes are required under applicable securities laws and regulations and the rules of any stock exchange or market on which its securities are traded provided that Buyers provide Seller with an opportunity to review and comment on such press releases or other public statements in advance.

14.	EXCLUSIVE DEALING:

A.
For a period commencing on the date hereof and ending upon the sooner of either (i) the completion of all the transactions contemplated by this Agreement or (ii) the Termination Date, Seller agrees that it will not, and it will cause it and its affiliates and their respective directors, officers, affiliates, employees and other agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, a "Representative") not to, unless otherwise ordered by the Court, (i) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a liquidation, or similar transaction involving, or any purchase of all or any substantial portion of, the Securities (any such proposal or offer being hereinafter referred to as a "Proposal"), or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Proposal, (iii) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal, or (iv) enter into or consummate any agreement or understanding with any person relating to a Proposal.

B.
Seller has terminated, and its affiliates and its and their respective Representatives have also ceased and terminated, any existing activities, including discussions or negotiations with any parties conducted heretofore with respect to any Proposal.

C.
Seller shall notify Buyers immediately if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, Seller, its affiliates or any of their respective Representatives.

D.
Seller represents and warrants that Buyers will not incur any liability by virtue of the execution of this Agreement or the completion of the transactions contemplated by this Agreement to any third party with whom Seller or its affiliates have had discussions concerning a sale of the Securities.

15.	MISCELLANEOUS:

A.
This Agreement shall be construed in accordance with the laws of the State of Texas notwithstanding any contrary “choice of laws” provisions of that or any other State. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in the Court.

B.
This Agreement may be executed in multiple counterparts, including emailed or faxed counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

C.
If the final day of any period of time set out in any provision of this Agreement falls upon a Saturday or Sunday or a legal holiday under the laws of the State of Texas, then, and in such event, the time of such period shall be extended to the next business day that is not a Saturday, Sunday or legal holiday.  The term “business day” shall mean a day that is not a Saturday, Sunday or national bank holiday in Houston, Texas.

D.	Time is of the essence in the performance of this Agreement.

E.
Subject to any limitations on an assignment by Buyers or Seller set forth in this Agreement, this Agreement shall bind and benefit the Parties and their respective representatives, successors and assigns.

F.	This Agreement may not be amended except in writing, executed by the Party against whom enforcement of any waiver, change, or discharge is sought.

G.
This Agreement and its Schedules and Exhibits contain all of the representations by each Party to the other and expresses the entire understanding between the Parties with respect to the transactions contemplated in this Agreement.  All prior communications concerning the sale of the Securities are replaced by this Agreement.

[End of text.]

IN WITNESS WHEREOF, the signatories hereto have executed this Agreement as of the Effective Date.

BUYERS:

By: /s/ Christopher Forbes
Christopher Forbes

By: /s/ Rudolf Stalder
Rudolf Stalder

By: /s/ Harlan W. Waksal, M.D.
Harlan W. Waksal, M.D.

By: /s/ David Rector
David Rector

By: /s/ John N. Braca
John N. Braca

By: /s/ Jack Van Hulst
Jack Van Hulst

By: /s/ Warren Isabelle
Warren Isabelle

THOMAS C. QUICK CHARITABLE FOUNDATION

By: /s/ Thomas C. Quick
Name:  Thomas C. Quick

SELLER:

STANFORD VENTURE CAPITAL HOLDINGS, INC., a Delaware corporation

By: /s/ Ralph S. Janvey
Name: Ralph S. Janvey
Title: Receiver